☐	Interim Financial Statements	+
Rather than receiving The Westaim Corporation’s interim financial Statements by mail, you may choose to access them at www.westaim.com. Under Securities regulations, you may elect annually to receive interim financial statements by mail by checking the box above and completing and returning this card. Computershare will use the information collected solely for the mailing of such financial statements. You may view Computershare’s Privacy Code online or by requesting that they mail you a copy.
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Name

Apt.	Street Number	Street Name

City			Prov. / State	Postal Code / Zip Code

▪	W E D Q	3 Q E N	+

1000013471-M5J2Y1-BR01

COMPUTERSHARE TRUST COMPANY OF CANADA
PO BOX 19004 STN BRM B
TORONTO ON M7Y 3M4